Exhibit 4.2

EXECUTION VERSION

SECOND AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

Dated as of June 30, 2025

among

VARIOUS ENTITIES LISTED ON SCHEDULE I,

as the Originators,

TRIUMPH GROUP, INC.,

individually and as Servicer,

and

TRIUMPH RECEIVABLES, LLC

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SCHEDULES

Schedule I List of Originators

Schedule II Location of Each Originator

Schedule III Location of Books and Records of Originators

Schedule IV Trade Names

Schedule V Actions/Suits

Schedule VI Notice Addresses for Each Originator

EXHIBITS

Exhibit A Form of Purchase Report

Exhibit B Form of Company Note

Exhibit C Form of Joinder Agreement

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THIS SECOND AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of June 30, 2025 is entered into among the VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO (each, an “Originator”; and collectively, “Originators”), TRIUMPH GROUP, INC., individually (“Triumph”) and as initial Servicer (as defined below), and TRIUMPH RECEIVABLES, LLC, a Delaware limited liability company (the “Company”).

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Exhibit I to the Second Amended and Restated Receivables Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Company, as Seller, Triumph, as initial Servicer (in such capacity, the “Servicer”), the various Purchasers, LC Participants and Purchaser Agents from time to time party thereto, and MUFG Bank, Ltd., as Administrator and as LC Bank. All references herein to months are to calendar months unless otherwise expressly indicated.

This Agreement amends and restates in its entirety, as of the Closing Date, the Purchase and Sale Agreement, dated as of August 7, 2008 (as amended, restated, supplemented or otherwise modified prior to September 29, 2020, the “Original Agreement”), as amended and restated by the Amended and Restated Purchase and Sale Agreement, dated as of September 29, 2020 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Previously Existing Agreement,” and together with the Original Agreement, the “Prior Agreements”), among each of the parties hereto. Upon the effectiveness of this Agreement, the terms and provisions of the Previously Existing Agreement shall, subject to this paragraph, be superseded hereby in their entirety. Notwithstanding the foregoing and for the avoidance of doubt, (a) all indemnification obligations of the Originators under the Previously Existing Agreement shall survive the Previously Existing Agreement, (b) all sales of Receivables and Related Rights under the Previously Existing Agreement by the Originators to the Company are hereby ratified and confirmed and shall survive the Previously Existing Agreement and (c) the security interests granted by the Originators pursuant to Section 1.5 of the Previously Existing Agreement shall remain in full force and effect and shall survive the Previously Existing Agreement as security for all obligations of the Originators under the Previously Existing Agreement until such obligations have been finally and fully paid and performed. Upon the effectiveness of this Agreement, each reference to the Previously Existing Agreement in any other Transaction Document shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Previously Existing Agreement. For the avoidance of doubt, all amounts outstanding or owing by the Company under the Company Notes remain outstanding or owing by the Company.

BACKGROUND:

1. The Company is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by Triumph;

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2. The Originators generate Receivables in the ordinary course of their businesses;

3. The Originators wish to sell Receivables to the Company, and the Company is willing to purchase Receivables from the Originators, on the terms and subject to the conditions set forth herein;

4. The Originators and the Company intend this transaction to be a true sale of Receivables by each Originator to the Company, providing the Company with the full benefits of ownership of the Receivables, and the Originators and the Company do not intend the transactions hereunder to be characterized as a loan from the Company to any Originator.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article I
AGREEMENT TO PURCHASE AND SELL

Section 1.1 Agreement To Purchase and Sell. Each of the parties hereto acknowledges and ratifies the prior sales and purchases under the Prior Agreements of the Receivables and Related Rights relating thereto, and agrees that the parties’ continuing rights and obligations with respect to such Receivables shall be governed by the terms of this Agreement. On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell to the Company, and the Company agrees to purchase from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date (as defined in Section 1.4), all of such Originator’s right, title and interest in and to:

(a) each Receivable of such Originator that existed and was owing to such Originator on the Closing Date;

(b) each Receivable generated by such Originator after the Closing Date to but excluding the Purchase and Sale Termination Date;

(c) all rights to, but not the obligations of, such Originator under all Related Security with respect to any of the foregoing Receivables;

(d) all monies due or to become due to such Originator with respect to any of the foregoing;

(e) all books and records of such Originator to the extent related to any of the foregoing;

(f) all Collections and other proceeds and products of any of the foregoing (each as defined in the UCC) that are or were received by such Originator on or after the Closing Date, including, without limitation, all funds which either are received by such Originator, the Company or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such

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amounts owed by the Obligors (including, without limitation, any insurance payments that such Originator, the Company or the Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables); and

(g) all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each lock-box address and all Lock-Box Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC) ((a) through (g), collectively, the “Collateral”).

All purchases hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originators set forth in this Agreement. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed. The Company’s foregoing commitment to purchase Receivables and the proceeds and rights described in clauses (c) through (g) (collectively, the “Related Rights”) is herein called the “Purchase Facility.”

Section 1.2 Timing of Purchases.

(a) Closing Date Purchases. The parties acknowledge that (i) each Receivable that existed and was owing to such Originator at the closing of such Originator’s business on the Closing Date, and (ii) all Related Rights with respect thereto shall be sold, and will automatically deemed to have been sold, by such Originator to the Company on the Closing Date.

(b) Subsequent Purchases. After the Closing Date, until the Purchase and Sale Termination Date, each Receivable and the Related Rights generated by each Originator shall be sold by, and shall be deemed to have been sold by, such Originator to the Company immediately (and without further action) upon the creation of such Receivable.

Section 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to make Purchase Price payments to the Originators in accordance with Article III.

Section 1.4 Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” shall be the earliest to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2 and (b) the Final Payout Date.

Section 1.5 Intention of the Parties. It is the express intent of each Originator and the Company that each conveyance by such Originator to the Company pursuant to this Agreement or any Prior Agreement of the Receivables and Related Rights, including without limitation, all Receivables, if any, constituting general intangibles as defined in the UCC, and all Related Rights be construed as a valid and perfected sale and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Company (rather than the grant of a security interest to secure a debt or other obligation of such Originator)

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and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Company be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator. Notwithstanding for foregoing, (i) it is the intent of each Originator and the Company that this Agreement shall be deemed to be, and hereby is, and each Prior Agreement was deemed to have been, and as of its respective date was, a security agreement within the meaning of the UCC; and (ii) each Originator (A) reaffirms each prior grant to and hereby grants to the Company, a security interest in, to and under all of such Originator’s right, title and interest in and to: (A) the Receivables and the Related Rights now existing and hereafter created by such Originator transferred or purported to be transferred hereunder, (B) all monies due or to become due and all amounts received with respect thereto, (C) all books and records of such Originator to the extent related to any of the foregoing, (D) all rights, remedies, powers, privileges, title and interest (but not obligations) of such Originator in and to each lock-box address and account (including, without limitation, all related Lock-Box Accounts) to which Collections or other proceeds with respect to such Receivables are sent, all amounts on deposit therein, and any related investment property acquired with any such collections or other proceeds (as such term is defined in the applicable UCC) and (E) all proceeds and products of any of the foregoing to secure all of such Originator’s obligations hereunder and (B) reaffirms its prior grant of a duly perfected security interest to the Company pursuant to the Prior Agreements. Each party hereto acknowledges and agrees that the security interest and liens granted pursuant to the Prior Agreements shall continue in full force and effect, and this Section 1.5 shall be deemed to be a continuation and reaffirmation of, and not a replacement or novation of, the security interest and liens granted under and pursuant to the Prior Agreements.

Article II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

Section 2.1 Purchase Report. On the Closing Date and on the 24th day of each calendar month thereafter (or if such day is not a Business Day, the next occurring Business Day) (each such date, a “Monthly Purchase Report Date”), the Servicer shall deliver to the Company and each Originator a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:

(a) Receivables purchased by the Company from each Originator on the Closing Date (in the case of the Purchase Report to be delivered on the Closing Date);

(b) Receivables purchased by the Company from each Originator during the period commencing on the Monthly Purchase Report Date immediately preceding such Monthly Purchase Report Date to (but not including) such Monthly Purchase Report Date (in the case of each subsequent Purchase Report); and

(c) the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3 (a) and (b).

Section 2.2 Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator for the Receivables that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

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PP	=	OB x FMVD
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.
FMVD	=

Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one divided by (b) sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, and (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last Business Day of the calendar month next preceding such Payment Date) and the denominator of which is 365.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business.

“Prime Rate” means a per annum rate equal to the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrator in its sole discretion.

Article III
PAYMENT OF PURCHASE PRICE

Section 3.1 Initial Purchase Price Payment. The parties hereto hereby acknowledge and agree that the Originators have received payment in full of the aggregate Purchase Price due from the Company under the Prior Agreements for all sales of Receivables and Related Rights occurring thereunder prior to the Closing Date in accordance with the terms of the Prior Agreements.

Section 3.2 Subsequent Purchase Price Payments. On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Company shall pay to each Originator the Purchase Price for the Receivables generated by such Originator on such Payment Date:

(a) First, in cash to the extent the Company has cash available therefor (and such payment is not prohibited under the Receivables Purchase Agreement) and/or, if requested by an Originator and permitted under the Receivables Purchase Agreement, by causing the LC Bank to issue one or more Letters of Credit in accordance with Section 3.5 and on the terms and conditions for issuing Letters of Credit under the Receivables Purchase Agreement; and

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(b) Second, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the promissory note in the form of Exhibit B issued to such Originator (each such promissory note, as it may be amended, restated, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Company Note”) shall be automatically increased by an amount equal to such remaining Purchase Price.

For the avoidance of doubt, no portion of the Purchase Price shall be deemed to remain unpaid for purposes of the foregoing to the extent that a Letter of Credit has been issued and applied as a credit against the Purchase Price pursuant to Section 3.5.

The Servicer shall make all appropriate record keeping entries with respect to each of the Company Notes to reflect the foregoing payments and reductions made pursuant to Section 3.3, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each of the Company Notes at any time. Each Originator hereby irrevocably authorizes the Servicer to mark the Company Notes “CANCELED” and to return such Company Notes to the Company upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.

Section 3.3 Settlement as to Specific Receivables and Dilution.

(a) If, (i) on the day of purchase of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.10, 5.15 and 5.17 are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of such Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.10, 5.15 and 5.17 is no longer true with respect to such Receivable, then the Purchase Price, with respect to such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Originator as provided in clause (c) below; provided, that if the Company thereafter receives payment on account of Collections due with respect to such Receivable, the Company promptly shall deliver such funds to such Originator.

(b) If, on any day, the Outstanding Balance of any Receivable purchased hereunder is reduced or adjusted as a result of any defective, rejected or returned goods or services, or any revision, cancellation, allowance, discount or other adjustment made by any Originator, the Company or the Servicer (of any Affiliate thereof) or any setoff or dispute between any Originator or the Servicer and an Obligor as indicated on the books of the Company (or, for periods prior to the Closing Date, the books of such Originator), then the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction and shall be accounted to such Originator as provided in clause (c) below.

(c) Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Company against the Purchase Price of Receivables subsequently purchased by the Company from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or

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insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i) to the extent of any outstanding principal balance under the Company Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Company Note payable to such Originator; and

(ii) after making any deduction pursuant to clause (i) above, shall be paid in cash to the Company by such Originator in the manner and for application as described in the following proviso;

provided, further, that at any time (y) when a Termination Event or an Unmatured Termination Event exists under the Receivables Purchase Agreement or (z) on or after the Purchase and Sale Termination Date, the amount of any such credit shall be paid by such Originator to the Company by deposit in immediately available funds into a Lock-Box Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

Section 3.4 Reconveyance of Receivables. In the event that an Originator has paid to the Company the full Outstanding Balance of any Receivable pursuant to Section 3.3, the Company shall reconvey such Receivable to such Originator, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by the Company.

Section 3.5 Letters of Credit.

(a) Any Originator may request that the Purchase Price for Receivables sold on a Payment Date be paid by the Company procuring the issuance of a Letter of Credit by the LC Bank. Upon the request of an Originator, and on the terms and conditions for issuing Letters of Credit under the Receivables Purchase Agreement (including any limitations therein on the amount of any such issuance), the Company agrees to cause the LC Bank to issue, on the Payment Dates specified by such Originator, Letters of Credit on behalf of the Company (and, if applicable, on behalf of, or for the account of, such Originator or an Affiliate of such Originator that is acceptable to the LC Bank in its sole discretion) in favor of the beneficiaries elected by such Originator or Affiliate of such Originator, with the consent of the Company. The aggregate stated amount of the Letters of Credit being issued on any Payment Date on behalf of such Originator or an Affiliate of such Originator shall constitute a credit against the aggregate Purchase Price otherwise payable by the Company to such Originator on such Payment Date pursuant to Section 3.2. To the extent that the aggregate stated amount of the Letters of Credit being issued on any Payment Date exceeds the aggregate Purchase Price payable by the Company to such Originator on such Payment Date, such excess shall be deemed to be (i) a reduction in the outstanding principal balance of (and, to the extent necessary, the accrued but unpaid interest on) the Company Note payable to such Originator, to the extent the outstanding principal balance (and accrued interest) is greater than such excess and/or (ii) a reduction in the Purchase Price payable on the Payment Dates immediately following the date any such Letter of Credit is issued. In the event that any such Letter of Credit issued pursuant to this Section 3.5 (i) expires or is cancelled or otherwise

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terminated with all or any portion of its stated amount undrawn, (ii) has its stated amount decreased (for a reason other than a drawing having been made thereunder) or (iii) the Company’s Reimbursement Obligation in respect thereof is reduced for any reason other than by virtue of a payment made in respect of a drawing thereunder, then an amount equal to such undrawn amount or such reduction, as the case may be, shall either be paid in cash to such Originator on the next Payment Date (but only to the extent that such payment is not prohibited under the Receivables Purchase Agreement) or, if the Company does not then have cash available therefor, shall be deemed to be added to the outstanding principal balance of the Company Note payable to such Originator. Under no circumstances shall such Originator (or any Affiliate thereof (other than the Company)) nor, for the avoidance of doubt, the Servicer have any reimbursement or recourse obligations in respect of any Letter of Credit.

(b) In the event that an Originator requests that any purchases be paid for by the issuance of a Letter of Credit hereunder, such Originator shall on a timely basis provide the Company with such information as is necessary for the Company to obtain such Letter of Credit from the LC Bank, and shall notify the Company, the Servicer, each LC Participant and the Administrator of the allocations described in clause (a) above. Such allocations shall be binding on the Company and such Originator, absent manifest error.

(c) The Originators agree to be bound by the terms of each applicable Letter of Credit Application referenced in the Receivables Purchase Agreement and that each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank, in each case subject to the terms and conditions set forth in the Receivables Purchase Agreement.

Article IV
CONDITIONS OF PURCHASES

Section 4.1 Conditions Precedent to this Agreement. This Agreement shall become effective concurrently with the effectiveness of the Receivables Purchase Agreement, so long as the Company and the Administrator (as the Company’s assignee) and each Purchaser Agent shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Company and the Administrator (as the Company’s assignee) and each Purchaser Agent:

(a) A copy of the resolutions of the board of directors or managers of each Originator approving this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;

(b) Good standing certificates for each Originator issued as of a recent date acceptable to the Company and the Administrator (as the Company’s assignee) by the Secretary of State (or similar official) of the jurisdiction of such Originator’s organization and each jurisdiction where such Originator is qualified to transact business;

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(c) A certificate of the Secretary or Assistant Secretary of each Originator certifying the names and true signatures of the officers authorized on such Person’s behalf to sign this Agreement and the other Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Company and the Administrator (as the Company’s assignee) may conclusively rely until such time as the Servicer, the Company and the Administrator (as the Company’s assignee) shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d) The certificate or articles of incorporation or other organizational document of each Originator (including all amendments and modifications thereto) duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date acceptable to the Administrator, together with a copy of the by-laws or limited liability company agreement of such Originator (including all amendments and modifications thereto), as applicable, each duly certified by the Secretary or an Assistant Secretary of such Originator;

(e) Proper financing statements (Form UCC-1) that have been duly authorized and name each Originator as the debtor/seller and the Company as the buyer/assignor (and the Administrator, for the benefit of the Purchasers, as secured party/assignee) of the Receivables generated by such Originator as may be necessary or, in the Company’s or the Administrator’s opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Company’s ownership interest in all Receivables and such other rights, accounts, instruments and moneys (including, without limitation, Related Security) in which an ownership or security interest has been assigned to it hereunder;

(f) A written search report from a Person satisfactory to the Company and the Administrator (as the Company’s assignee) listing all effective financing statements that name the Originators as debtors or sellers and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated as the case may be prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold to the Company hereunder), and tax and judgment lien search reports (including, without limitation, liens of the Pension Benefit Guaranty Corporation) from a Person satisfactory to the Company and the Administrator (as the Company’s assignee) showing no evidence of such liens filed against any Originator;

(g) Favorable opinions of in-house counsel to Triumph and external counsel to the Originators, in form and substance satisfactory to the Company, the Administrator and each Purchaser Agent;

(h) A Company Note in favor of each Originator, duly executed by the Company;

(i) Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered by it in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Company’s and the Administrator’s (as the Company’s assignee) satisfaction; and

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(j) A certificate from an officer of each Originator to the effect that such Originator has placed on the most recent, and has taken all steps reasonably necessary to ensure that there shall be placed on subsequent, summary master control data processing reports a legend reasonably acceptable to the Company and the Administrator indicating that the Receivables described therein have been sold to the Company pursuant to this Agreement and that an interest in the same Receivables has been granted to the Administrator (for the benefit of the Purchasers) under the Receivables Purchase Agreement.

Section 4.2 Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

Section 4.3 Additional Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Company, the Administrator, the LC Bank and each Purchaser Agent; provided that the following conditions are satisfied on or before the date of such addition:

(a) the Servicer shall have given the Company, the Administrator and each Purchaser Agent at least thirty days’ prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as the Administrator or any Purchaser Agent may reasonably request;

(b) such proposed additional Originator has executed and delivered to the Company, the Administrator and each Purchaser Agent an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);

(c) such proposed additional Originator has delivered to the Company and the Administrator (as the Company’s assignee) and each Purchaser Agent each of the documents with respect to such Originator described in Sections 4.1 and 4.2, in each case in form and substance satisfactory to the Company, the Administrator (as the Company’s assignee) and each Purchaser Agent;

(d) unless the receivables intended to be sold by such additional Originator to the Company hereunder are Receivables, the related underlying goods or services of which, are and will continue to be generated by an already existing Originator, the Administrator shall have received, to the extent required by the securitization program of any Conduit Purchaser, a written statement from each applicable Rating Agency confirming that the addition of such Originator will not result in a downgrade or withdrawal of the current ratings of the Notes; and

(e) no Purchase and Sale Termination Date or Unmatured Purchase and Sale Termination Date shall have occurred and be continuing.

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Section 4.4 Removal of Originators. Any Originator hereunder may be removed from this Agreement with the prior written consent of the Company, the Administrator, the LC Bank and each Purchaser Agent; provided that (i) the following conditions are satisfied on or before the date of such removal:

(a) the Servicer shall have given the Company, the Administrator, the LC Bank and each Purchaser Agent at least thirty days’ prior written notice of such proposed removal and the identity of such Originator and shall have provided such other information with respect to such Originator as the Administrator or any Purchaser Agent may reasonably request;

(b) such proposed removed Originator has executed and delivered to the Company, each other Originator, the Administrator, the LC Bank and each Purchaser Agent an amendment to this Agreement effecting the removal of such Originator in form and substance acceptable to the Administrator, the LC Bank and each Purchaser Agent which shall include, among other things, a statement by each Originator certifying that its representations and warranties contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(c) no Purchase and Sale Termination Date or Unmatured Purchase and Sale Termination Date shall have occurred and be continuing either before or immediately after giving effect to the removal of such Originator;

(d) the Purchased Interest shall not exceed 100% either before or immediately after giving effect to the removal of such Originator; and

(e) no Termination Event or Unmatured Termination Event (including, without limitation, any event described in paragraph (h) of Exhibit V to the Receivables Purchase Agreement) shall have occurred and be continuing either before or immediately after giving effect to the removal of such Originator; and

(i) within two (2) Business Days following the effectiveness of the removal of such Originator, the Servicer shall have provided each Obligor with respect to an account receivable originated by such removed Originator, a written directive to remit (or cause to be remitted) all funds with respect to all such account receivables, to account(s) other than any Lock-Box Account or the lock-boxes related thereto.

After giving effect to the removal of any Originator, such removed Originator shall no longer be party to this Agreement or any other Transaction Document and shall no longer have any obligations or rights thereunder (other than such obligations which by their express terms survive termination of this Agreement or such other Transaction Document).

Article V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

In order to induce the Company to enter into this Agreement and to make purchases hereunder, each Originator hereby represents and warrants with respect to itself that each

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representation and warranty concerning it or the Receivables sold by it hereunder, that is contained in the Receivables Purchase Agreement is true and correct, and hereby makes the representations and warranties set forth in this Article V (except for the representations and warranties made in Section 5.19, which are only made by Triumph):

Section 5.1 Existence and Power. Such Originator is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted to the extent material to the operation of such Originator’s business.

Section 5.2 Company and Governmental Authorization, Contravention. The execution, delivery and performance by such Originator of this Agreement are within such Originator’s company powers, have been duly authorized by all necessary company action, require no action by or in respect of, or filing with (other than the filing of the UCC financing statements and continuation statements contemplated hereunder and disclosures and filings under applicable securities laws), any governmental body, agency or official, and, do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of such Originator or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Originator or result in the creation or imposition of any lien (other than liens in favor of the Company and Administrator under the Transaction Documents) on assets of such Originator or any of its Subsidiaries.

Section 5.3 Binding Effect of Agreement. This Agreement and each of the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of such Originator enforceable against such Originator in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

Section 5.4 Accuracy of Information. All information heretofore furnished by such Originator to the Company, the Administrator or any Purchaser Agent pursuant to or in connection with this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Originator to the Company, the Administrator or any Purchaser Agent in writing pursuant to this Agreement or any Transaction Document will be, true and accurate in all material respects on the date such information is stated or certified.

Section 5.5 Actions, Suits. Except as set forth in Schedule V (and solely with respect to such related Originator) there are no actions, suits or proceedings pending or, to the best of such Originator’s knowledge, threatened against or affecting such Originator or any of its Affiliates or their respective properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect upon the ability of such Originator (or such Affiliate) to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

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Section 5.6 Taxes. Such Originator has filed or caused to be filed all U.S. federal income tax returns and all other material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid all taxes payable by it which have become due or any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except any taxes, fees or other charges that are being contested in good faith by appropriate proceedings and for which the such Originator has set aside on its books adequate reserves.

Section 5.7 Compliance with Applicable Laws. Such Originator is in compliance with the requirements of all applicable laws, rules, regulations and orders of all governmental authorities except to the extent that the failure to comply would not be reasonably expected to have a Material Adverse Effect with respect to such Originator. In addition, no Receivable sold hereunder contravenes any laws, rules or regulations applicable thereto or to such Originator.

Section 5.8 Reliance on Separate Legal Identity. Such Originator acknowledges that each of the Purchasers, the Purchaser Agents and the Administrator are entering into the Transaction Documents to which they are parties in reliance upon the Company’s identity as a legal entity separate from such Originator.

Section 5.9 Investment Company. Such Originator is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.10 Perfection. Immediately preceding its sale of each Receivable hereunder, such Originator was the owner of such Receivable sold or purported to be sold, as the case may be, free and clear of any Adverse Claims, and each such sale hereunder constitutes a valid sale, transfer and assignment of all of such Originator’s right, title and interest in, to and under the Receivables sold by it, free and clear of any Adverse Claims. On or before the date hereof and before the generation by such Originator of any new Receivable to be sold or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Company’s ownership interest in such Receivable against all creditors of and purchasers from such Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

Section 5.11 Creation of Receivables. Such Originator has exercised at least the same degree of care and diligence in the creation of the Receivables sold or otherwise transferred hereunder as it has exercised in connection with the creation of receivables originated by it and not so transferred hereunder.

Section 5.12 Credit and Collection Policy. Such Originator has complied in all material respects with its Credit and Collection Policy in regard to each Receivable sold by it hereunder and each related Contract.

Section 5.13 Enforceability of Contracts. Each Contract related to any Receivable sold by such Originator hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable

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against the Obligor in accordance with its terms, without being subject to any defense, deduction, offset or counterclaim and such Originator has fully performed its obligations under such Contract.

Section 5.14 Location and Offices. As of the date hereof, such Originator’s location (as such term is defined in the applicable UCC) is at the address set forth on Schedule II hereto, and such location has not been changed for at least four months before the date hereof. The offices where such Originator keeps all records concerning the Receivables are located at the addresses set forth on Schedule III hereto or such other locations of which the Company and the Administrator (as the Company’s assignee) has been given written notice in accordance with the terms hereof.

Section 5.15 Good Title. Upon the creation of each new Receivable sold or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Company shall have a valid and perfected first priority ownership interest in each Receivable sold to it hereunder, free and clear of any Adverse Claim.

Section 5.16 Names. Except as described in Schedule IV, such Originator has not used any corporate or company names, tradenames or assumed names other than its name set forth on the signature pages of this Agreement.

Section 5.17 Nature of Receivables. Each Pool Receivable purchased hereunder and included in the calculation of Net Receivables Pool Balance is, on the date of such purchase, an Eligible Receivable.

Section 5.18 Bulk Sales, Margin Regulations, No Fraudulent Conveyance, Investment Company. No transaction contemplated hereby requires compliance with or will become subject to avoidance under any bulk sales act or similar law. No use of funds obtained by such Originator hereunder will conflict with or contravene Regulation T, U or X of the Federal Reserve Board. No purchase hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

Section 5.19 Financial Condition.

(a) The consolidated balance sheets of Triumph and its consolidated subsidiaries as of March 31, 2025 and the related statements of income and shareholders’ equity of Triumph and its consolidated subsidiaries for the fiscal year then ended certified by its independent accountants, copies of which have been furnished to the Company and the Administrator (as the Company’s assignee), present fairly in all material respects the consolidated financial position of Triumph and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied; and since such date no event has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on Triumph.

(b) On the date hereof, and on the date of each purchase hereunder (both before and after giving effect to such purchase), such Originator shall be Solvent. For purposes of this Agreement, “Solvent” means, with respect to any Person at any time, a condition under which:

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(i) the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii) the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

(D) the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

Section 5.20 Licenses, Contingent Liabilities, and Labor Controversies.

(a) Such Originator has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business to the extent material to the operation of such Originator’s business.

(b) There are no labor controversies pending against such Originator that have had (or could be reasonably expected to have) a Material Adverse Effect with respect to such Originator.

(c) (i) No actions or steps have been taken by the Pension Benefit Guaranty Corporation, the “plan sponsor” (as defined in Section 3(16) of ERISA) or any other entity, to terminate any “pension plan” (as defined in Section 3(2) of ERISA), and no conditions exist and no events or transactions have occurred with respect to such plans, that have had (or could be

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reasonably expected to have) a Material Adverse Effect with respect to such Originator. No conditions exist and no events or transactions have occurred with respect to a “multiemployer pension plan” (as defined in Section 4001(a)(3) of ERISA) that could have (or could be reasonably expected to have) a Material Adverse Effect with respect to such Originator.

Section 5.21 Reaffirmation of Representations and Warranties by each Originator. On each day that a new Receivable is created, and when sold to the Company hereunder, such Originator shall be deemed to have certified that all representations and warranties set forth in this Article V are true and correct on and as of such day (except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date)).

Section 5.22 Ordinary Course of Business. Each remittance of Collections by or on behalf of such Originator or pursuant to the Transaction Documents and any related accounts of amounts owing hereunder will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and (ii) made in the ordinary course of business or financial affairs of such Originator.

Section 5.23 Bankruptcy Opinion. The statements contained in the most recently delivered Bankruptcy Opinions are, in each case, true and correct with respect to itself.

Section 5.24 Anti-Money Laundering/International Trade Law Compliance. No (a) Originator, nor any employees, officers, directors, or affiliates, or, to the knowledge of such Originator, any consultants, brokers, or agents acting on such Originator’s behalf in connection with this Agreement (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, to the extent such transactions or other dealings would be prohibited by any Anti-Terrorism Laws; and (b) Collateral is Embargoed Property.

Section 5.25 Anti-Corruption Laws. Each Originator has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures reasonably designed to promote compliance with such Laws.

Article VI
COVENANTS OF THE ORIGINATORS

Section 6.1 Affirmative Covenants. From the date hereof until the Final Payout Date, each Originator will, unless the Administrator and the Company shall otherwise consent in writing:

(a) General Information. Such Originator shall furnish to the Company, the Administrator and each Purchaser Agent such information as such Person may from time to time reasonably request.

(b) Furnishing of Information and Inspection of Records. Such Originator will furnish to the Company, the Administrator and each Purchaser Agent from time to time such information with respect to the Receivables as such Person may reasonably request. Such Originator will, at such Originator’s expense, at any time and from time to time during regular business hours with reasonable prior written notice (i) permit the Company, the Administrator or

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any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Receivables or other Pool Assets and (B) to visit the offices and properties of such Originator for the purpose of examining such books and records, and to discuss matters relating to the Receivables, other Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator (provided that representatives of such Originator are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours, at Originator’s expense, upon reasonable prior written notice from the Company, the Administrator or any Purchaser Agent, permit certified public accountants or other auditors acceptable to the Administrator and the Purchaser Agents to conduct, a review of its books and records with respect to the Receivables.

(c) Keeping of Records and Books. Such Originator will have and maintain (i) administrative and operating procedures (including an ability to recreate records if originals are destroyed), (ii) adequate facilities, personnel and equipment and (iii) all records and other information reasonably necessary for collection of the Receivables originated by such Originator (including records adequate to permit the daily identification of each new such Receivable and all Collections of, and adjustments to, each existing such Receivable). Such Originator will give the Company, the Administrator and each Purchaser Agent at least 30 days’ prior written notice of any change in such administrative and operating procedures that causes them to be materially different from the procedures described to the Company, the Administrator and each Purchaser Agent on or before the date hereof as such Originator’s then existing or planned administrative and operating procedures for collecting Receivables.

(d) Performance and Compliance with Receivables and Contracts. Such Originator will at its expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under all Contracts or other documents or agreements related to the Receivables.

(e) Credit and Collection Policy. Such Originator will comply in all material respects with its Credit and Collection Policy in regard to each Receivable originated by it and any related Contract or other related document or agreement.

(f) Receivable Purchase Agreement. Such Originator will perform and comply with each covenant and other undertaking in the Receivables Purchase Agreement that the Company undertakes to cause such Originator to perform, subject to any grace periods for such performance provided for in the Receivables Purchase Agreement.

(g) Preservation of Existence. Such Originator shall preserve and maintain its existence as a corporation, partnership or limited liability company, as applicable, and all rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would be reasonably expected to have a Material Adverse Effect with respect to such Originator.

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(h) Location of Records. Keep its location (as such term is defined in the applicable UCC), and the offices where it keeps its records concerning or related to Receivables, at the address(es) referred to in Schedule II or Schedule III, respectively, or, upon 30 days’ prior written notice to the Company, the Administrator (as the Company’s assignee) and each Purchaser Agent, at such other locations in jurisdictions where all action required by Section 7.3 shall have been taken and completed.

(i) Post Office Boxes. On or prior to the date hereof, deliver to the Servicer (on behalf of the Company) a certificate from an authorized officer of such Originator to the effect that (i) the name of the renter of all post office boxes into which Collections may from time to time be mailed have been changed to the name of the Company (unless such post office boxes are in the name of the relevant Lock-Box Banks) and (ii) all relevant postmasters have been notified that each of the Servicer and the Administrator are authorized to collect mail delivered to such post office boxes (unless such post office boxes are in the name of the relevant Lock-Box Banks).

(j) Preservation of Security Interest. Take (and cause the Servicer to take) any and all action as the Administrator may require to preserve and maintain the perfection and priority of the security interest of the Administrator (on behalf of the Purchasers) in the Collateral pursuant to this Agreement.

(k) Bankruptcy Opinion. Such Originator shall comply with all covenants and obligations assumed to be complied with by it in the most recently delivered Bankruptcy Opinion as if such covenants and obligations were set forth herein.

(l) [Reserved].

(m) Taxes. Such Originator will file all income and material tax returns and will pay any and all taxes shown on such tax returns, other than any taxes that such Originator is contesting in good faith and for which adequate reserves have been taken.

(n) Sanctions and other Anti-Terrorism Laws. Each Originator hereby covenants and agrees that such Originator nor its Subsidiaries will not: (a) become a Sanctioned Person or allow any employees, officers, directors, affiliates, consultants, brokers, or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Capital or any other obligations of the Buyer with Embargoed Property or funds derived from any unlawful activity; (d) permit any Collateral to become Embargoed Property; or (e) cause any Purchaser, any Purchaser Agent, the LC Bank or the Administrator to violate any Anti-Terrorism Law.

(o) Anti-Corruption Laws. Each Originator hereby covenants and agrees that such Originator will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the Purchases or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

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Section 6.2 Reporting Requirements. From the date hereof until the first day following the Purchase and Sale Termination Date, each Originator will, unless the Company, the Administrator and the Majority Purchaser Agents shall otherwise consent in writing, furnish to the Company, the Administrator and the Majority Purchaser Agents:

(a) Purchase and Sale Termination Events. As soon as possible, and in any event within two (2) Business Days after such Originator becomes aware of the occurrence of each Purchase and Sale Termination Event or each event which with notice or the passage of time or both would become a Purchase and Sale Termination Event (an “Unmatured Purchase and Sale Termination Event”), a written statement of the chief financial officer, chief executive officer or president of such Originator describing such Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event and the action that such Originator proposes to take with respect thereto, in each case in reasonable detail;

(b) Proceedings. As soon as possible and in any event within five (5) Business Days after such Originator becomes aware thereof, written notice of (i) litigation, investigation or proceeding of the type described in Section 5.5 not previously disclosed to the Company, the Administrator and each Purchaser Agent which could be expected to have a Material Adverse Effect with respect to such Originator, and (ii) all material adverse developments that have occurred with respect to any previously disclosed litigation, proceedings and investigations; and

(c) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of such Originator as the Company, the Administrator or any Purchaser Agent may from time to time reasonably request in order to protect the interests of the Company, the Purchasers, the Purchaser Agents or the Administrator under or as contemplated by the Transaction Documents.

Section 6.3 Negative Covenants. From the date hereof until the Final Payout Date, each Originator agrees that, unless the Company, the Administrator and the Majority Purchaser Agents shall otherwise consent in writing, it shall not:

(a) Sales, Liens, Etc. Except as otherwise provided herein or in any other Transaction Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable sold or otherwise conveyed or purported to be sold or otherwise conveyed hereunder or related Contract or Related Security, or any interest therein, or any Collections thereon, or assign any right to receive income in respect thereof.

(b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 4.2(a) of the Receivables Purchase Agreement and the applicable Credit and Collection Policy, make any Modification with respect to the terms of any Receivable in any material respect generated by it that is sold or otherwise conveyed hereunder, or amend, modify or waive, in any material respect, the provisions of any Contract related thereto.

(c) Change in Business or Credit and Collection Policy. (i) Make any change in the character of its business, which change could impair the collectibility of any Pool Receivable

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or (ii) make any change in its Credit and Collection Policy that would reasonably be expected to materially adversely affect the collectibility of the Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator and each Purchaser Agent. No Originator shall make any written change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.

(d) Receivables Not to be Evidenced by Promissory Notes or Chattel Paper. Except as otherwise provided in the Receivables Purchase Agreement in regard to servicing, take any action to cause or permit any Receivable generated by it that is sold by it hereunder to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC).

(e) Mergers, Acquisitions, Sales, etc. (i) Be a direct party to any merger, consolidation or other restructuring, except a merger, consolidation or other restructuring where the Company, the Administrator and each Purchaser Agent have each (A) received 30 days’ prior notice thereof, (B) consented in writing thereto if the resulting entity following such merger, consolidation or other restructuring is any Person other than an Originator, (C) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Company, the Administrator or any Purchaser Agent shall request and (D) been satisfied that all other action to perfect and protect the interests of the Company and the Administrator, on behalf of the Purchasers, in and to the Receivables to be sold by it hereunder and other Related Rights, as requested by the Company, the Administrator or any Purchaser Agent shall have been taken by, and at the expense of such Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets or (B) any Receivables or any interest therein (other than pursuant to this Agreement).

(f) Lock-Box Banks. Make any changes in its instructions to Obligors regarding Collections on Receivables sold or otherwise conveyed by it hereunder or add or terminate any bank as a Lock-Box Bank unless the requirements of Section 1(f) of Exhibit IV to the Receivables Purchase Agreement have been met.

(g) Accounting for Purchases. Account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as sales of the Receivables and Related Rights by such Originator to the Company.

(h) Transaction Documents. Enter into, execute, deliver or otherwise become bound after the Closing Date by any agreement, instrument, document or other arrangement that restricts the right of such Originator to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Document.

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(i) Company Note. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any Company Note or any interest therein.

Section 6.4 Substantive Consolidation. Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Company’s identity as a legal entity separate from such Originator and its Affiliates. Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that:

(a) such Originator shall not be involved in the day to day management of the Company;

(b) such Originator shall maintain separate corporate records and books of account from the Company and otherwise will observe corporate formalities and have a separate area from the Company for its business (which may be located at the same address as the Company, and, to the extent that it and the Company have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses);

(c) the financial statements and books and records of such Originator shall be prepared after the date of creation of the Company to reflect and shall reflect the separate existence of the Company; provided, that the Company’s assets and liabilities may be included in a consolidated financial statement issued by an affiliate of the Company; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Company’s assets are not available to satisfy the obligations of such affiliate;

(d) except as permitted by the Receivables Purchase Agreement, (i) such Originator shall maintain its assets (including, without limitation, deposit accounts) separately from the assets (including, without limitation, deposit accounts) of the Company and (ii) the Company’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Company;

(e) all of the Company’s business correspondence and other communications shall be conducted in the Company’s own name and on its own stationery;

(f) such Originator shall not act as an agent for the Company, other than Triumph in its capacity as the Servicer, and in connection therewith, Triumph shall present itself to the public as an agent for the Company and a legal entity separate from the Company;

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(g) such Originator shall not conduct any of the business of the Company in its own name;

(h) such Originator shall not pay any liabilities of the Company out of its own funds or assets;

(i) such Originator shall maintain an arm’s-length relationship with the Company;

(j) such Originator shall not assume or guarantee or become obligated for the debts of the Company or hold out its credit as being available to satisfy the obligations of the Company;

(k) such Originator shall not acquire obligations of the Company;

(l) such Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Company, including, without limitation, shared office space;

(m) such Originator shall identify and hold itself out as a separate and distinct entity from the Company;

(n) such Originator shall correct any known misunderstanding respecting its separate identity from the Company;

(o) such Originator shall not enter into, or be a party to, any transaction with the Company, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(p) such Originator shall not pay the salaries of the Company’s employees, if any; and

(q) to the extent not already covered in paragraphs (a) through (p) above, such Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in Section 3 of Exhibit IV to the Receivables Purchase Agreement.

Article VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES

Section 7.1 Rights of the Company. Each Originator hereby authorizes the Company, the Servicer or their respective designees or assignees under the Receivables Purchase Agreement (including, without limitation, the Administrator) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, endorsing the name of such Originator on checks and other

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instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

Section 7.2 Responsibilities of the Originators. Anything herein to the contrary notwithstanding:

(a) Collection Procedures. Each Originator agrees to direct its respective Obligors to make payments of Receivables sold or otherwise conveyed or purported to be conveyed by it hereunder directly to a post office box related to the relevant Lock-Box Account at a Lock-Box Bank. Each Originator further agrees to transfer any Collections of Receivables sold or conveyed by it hereunder that it receives directly to a Lock-Box Account within two (2) Business Days of receipt thereof, and agrees that all such Collections shall be deemed to be received in trust for the Company and the Administrator (for the benefit of the Purchasers).

(b) Each Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(c) None of the Company, the Servicer, the Purchasers, the Purchaser Agents or the Administrator shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company, the Servicer, the Purchasers, the Purchaser Agents or the Administrator be obligated to perform any of the obligations of such Originator thereunder.

(d) Each Originator hereby grants to the Administrator an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of a Purchase and Sale Termination Event to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Company (whether or not from such Originator) in connection with any Receivable sold or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.

Section 7.3 Further Action Evidencing Purchases. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Company, the Servicer, the Administrator or any Purchaser Agent may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by the Company hereunder, or to enable the Company to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Company, the Administrator or any Purchaser Agent, such Originator will:

(a) execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and

782050220 25792734	23	Second Amended and Restated Purchase and Sale Agreement

(b) on the Closing Date and from time to time, if requested thereafter, mark the master data processing records that evidence or list such Receivables and related Contracts with the legend set forth in Section 4.1(j).

Each Originator hereby authorizes the Company or its designee (including, without limitation, the Administrator) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the requirement of any further action by such Originator, relative to all or any of the Receivables sold or otherwise conveyed or purported to be conveyed by it hereunder and Related Rights now existing or hereafter generated by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee (including, without limitation, the Administrator) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Company or its designee (including, without limitation, the Administrator) incurred in connection therewith shall be payable by such Originator.

Section 7.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrator) or the Administrator, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.

Article VIII
PURCHASE AND SALE TERMINATION EVENTS

Section 8.1 Purchase and Sale Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event”:

(a) The Facility Termination Date (as defined in the Receivables Purchase Agreement) shall have occurred; or

(b) Any Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for two (2) Business Days; or

(c) Any representation or warranty made or deemed to be made by any Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(d) Any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure shall continue for fifteen (15) days after the earlier of such Originator’s knowledge or notice thereof.

Section 8.2 Remedies.

782050220 25792734	24	Second Amended and Restated Purchase and Sale Agreement

(a) Optional Termination. Upon the occurrence and during the continuation of a Purchase and Sale Termination Event, the Company (and not the Servicer), with the prior written consent of the Administrator, shall have the option, by notice to the Originators (with a copy to the Administrator and the Purchaser Agents), to declare the Purchase Facility to be terminated.

(b) Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Company shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

Article IX
INDEMNIFICATION

Section 9.1 Indemnities by the Originators. Without limiting any other rights which the Company may have hereunder or under applicable law, each Originator, severally and for itself alone and Triumph, jointly and severally with each Originator, hereby agrees to indemnify the Company and each of its officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of such Originator to perform its obligations under this Agreement or any other Transaction Document, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds thereof or therefrom; excluding, however, (i) Purchase and Sale Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Purchase and Sale Indemnified Party and (ii) any indemnification which has the effect of recourse for non-payment of the Receivables due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor. Without limiting the foregoing, and subject to the exclusions set forth in the preceding sentence, each Originator, severally for itself alone and Triumph, jointly and severally with each Originator, shall indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:

(a) the transfer by such Originator of an interest in any Receivable to any Person other than the Company;

(b) the breach of any representation or warranty made by such Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by Originator pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(c) the failure by such Originator to comply with any applicable law, rule or regulation with respect to any Receivable generated by such Originator sold or otherwise transferred or purported to be transferred hereunder or the related Contract, or the nonconformity of any Receivable generated by such Originator sold or otherwise

782050220 25792734	25	Second Amended and Restated Purchase and Sale Agreement

transferred or purported to be transferred hereunder or the related Contract with any such applicable law, rule or regulation;

(d) the failure by such Originator to vest and maintain vested in the Company an ownership interest in the Receivables generated by such Originator sold or otherwise transferred or purported to be transferred hereunder free and clear of any Adverse Claim;

(e) the failure to file, or any delay in filing, by such Originator financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or purported Receivables generated by such Originator sold or otherwise transferred or purported to be transferred hereunder, whether at the time of any purchase or at any subsequent time to the extent required hereunder;

(f) any dispute, claim, offset or defense (other than discharge in bankruptcy or similar insolvency proceeding of an Obligor or other credit related reasons) of the Obligor to the payment of any Receivable or purported Receivable generated by such Originator sold or otherwise transferred or purported to be transferred hereunder (including, without limitation, a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services related to any such Receivable or the furnishing of or failure to furnish such services;

(g) any product liability claim arising out of or in connection with services that are the subject of any Receivable generated by such Originator;

(h) the failure by such Originator to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;

(i) any tax or governmental fee or charge, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated by such Originator or any Related Security connected with any such Receivables; and

(j) any dispute or claim arising in connection with any Subject Filing.

If for any reason the indemnification provided above in this Section 9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless, then each of the Originators, severally and for itself and Triumph, jointly and severally with each Originator, shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under applicable law. For the avoidance of doubt, neither an Originator nor Triumph shall provide an indemnity under this Section 9.1 with respect to any net income or franchise tax imposed on a Purchaser (as defined under the Receivables Purchase Agreement) by the jurisdiction under the laws of which such Purchaser (as

782050220 25792734	26	Second Amended and Restated Purchase and Sale Agreement

defined under the Receivables Purchase Agreement) is organized or any political subdivision thereof.

Article X
MISCELLANEOUS

Section 10.1 Amendments, etc.

(a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Company and each Originator, with the prior written consent of the Administrator, the LC Bank and the Majority Purchaser Agents.

(b) No failure or delay on the part of the Company, the Servicer, any Originator or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Company or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

Section 10.2 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be delivered or sent by facsimile, or by overnight mail, to the intended party at the mailing address or facsimile number of such party set forth under its name on Schedule VI hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrator or any Purchaser Agent, at their respective address for notices pursuant to the Receivables Purchase Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

Section 10.3 No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Originator hereby authorizes the Company, at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Originator to the Company arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all indebtedness at any time owing by the Company to or for the credit or the account of such Originator.

782050220 25792734	27	Second Amended and Restated Purchase and Sale Agreement

Section 10.4 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Company and each Originator and their respective successors and permitted assigns. No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Company, the Administrator and each Purchaser Agent, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

Section 10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 10.6 Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone and Triumph, jointly and severally with each Originator, agrees to pay on demand:

(a) to the Company (and any successor and permitted assigns thereof) and any third-party beneficiary of the Company’s rights hereunder all reasonable costs and expenses incurred by such Person in connection with the enforcement of this Agreement and the other Transaction Documents; and

(b) all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.

Section 10.7 SUBMISSION TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY (a) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK OR THE FEDERAL COURT OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT; (b) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR UNITED STATES FEDERAL COURT; (c) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; (d) IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SPECIFIED IN SECTION 10.2; AND (e) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN

782050220 25792734	28	Second Amended and Restated Purchase and Sale Agreement

ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE COMPANY’S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST ANY ORIGINATOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

Section 10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND AGREES THAT (a) ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND (b) ANY PARTY HERETO (OR ANY ASSIGNEE OR THIRD-PARTY BENEFICIARY OF THIS AGREEMENT) MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

Section 10.9 Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be. The Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

Section 10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

Section 10.11 Acknowledgment and Agreement. By execution below, each Originator expressly acknowledges and agrees that all of the Company’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Company to the Administrator (for the benefit of the Purchasers) pursuant to the Receivables Purchase Agreement, and each Originator consents to such assignment. Each of the parties hereto acknowledges and agrees that the Purchasers, the Purchaser Agents and the Administrator are third-party beneficiaries of the rights of the Company arising hereunder and under the other Transaction Documents to which any Originator is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of a Termination Event under the Receivables Purchase Agreement, the Administrator, the Purchaser Agents and the Purchasers, as applicable, and not the Company, shall have the sole right to exercise all such rights and related remedies.

Section 10.12 No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Company any Insolvency Proceeding so long as

782050220 25792734	29	Second Amended and Restated Purchase and Sale Agreement

any of the Company Notes remains outstanding and for at least one year and one day following the day on which all amounts owed by the Company under this Agreement and the other Transaction Documents are paid in full. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, pay any amount in respect of any Company Note or otherwise to such Originator pursuant to this Agreement unless the Company has received funds which may, subject to Section 1.4 of the Receivables Purchase Agreement, be used to make such payment. Any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Company by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.

Section 10.13 Limited Recourse. Except as explicitly set forth herein, the obligations of the Company under this Agreement or any other Transaction Documents to which it is a party are solely the obligations of the Company. No recourse under any Transaction Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Company. The agreements in this Section 10.13 shall survive any termination of this Agreement.

[Signature Pages Follow]

782050220 25792734	30	Second Amended and Restated Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TRIUMPH RECEIVABLES, LLC

By: /s/ James F. McCabe, Jr.

Name: James F. McCabe, Jr.

Title: Vice President and Treasurer

Address:

555 E. Lancaster Road

Suite 400

Radnor, PA 19087

Attention: Thomas A. Quigley, III & Levy Anthony

Telephone: 610-251-1022 & 682-314-6527

Facsimile: 610-251-1555

Email: tquigley@triumphgroup.com & lanthony@triumphgroup.com

TRIUMPH GROUP, INC.,
as Servicer

By: /s/ James F. McCabe, Jr.

Name: James F. McCabe, Jr.

Title: Senior Vice President and Chief Financial Officer

Address:

555 E. Lancaster Road

Suite 400

Radnor, PA 19087

Attention: Thomas A. Quigley, III & Levy Anthony

Telephone: 610-251-1022 & 682-314-6527

Facsimile: 610-251-1555

Email: tquigley@triumphgroup.com & lanthony@triumphgroup.com

782050220 25792734	S-1	Second Amended and Restated Purchase and Sale Agreement

ORIGINATORS:

TRIUMPH ACTUATION SYSTEMS – CONNECTICUT, LLC

TRIUMPH ACTUATION SYSTEMS, LLC

TRIUMPH CONTROLS, LLC

TRIUMPH GEAR SYSTEMS – MACOMB, INC.

TRIUMPH ACTUATION SYSTEMS – VALENCIA, INC.

TRIUMPH THERMAL SYSTEMS, LLC

TRIUMPH GEAR SYSTEMS, INC.

TRIUMPH INSULATION SYSTEMS, LLC

TRIUMPH ENGINE CONTROL SYSTEMS, LLC

TRIUMPH ACTUATION SYSTEMS – YAKIMA, LLC

By: /s/ James F. McCabe, Jr.

Name: James F. McCabe, Jr.

Title: Vice President and Treasurer

782050220 25792734	S-2	Second Amended and Restated Purchase and Sale Agreement

Schedule I

LIST OF ORIGINATORS

List of Originators	Jurisdiction of Formation
Triumph Actuation Systems – Connecticut, LLC	Delaware
Triumph Actuation Systems, LLC	Delaware
Triumph Controls, LLC	Delaware
Triumph Gear Systems – Macomb, Inc.	Michigan
Triumph Actuation Systems – Valencia, Inc.	Delaware
Triumph Thermal Systems, LLC	Delaware
Triumph Gear Systems, Inc.	Delaware
Triumph Insulation Systems, LLC	Nevada
Triumph Engine Control Systems, LLC	Delaware
Triumph Actuation Systems – Yakima, LLC	Delaware

782050220 25792734	Schedule I-1	Second Amended and Restated Purchase and Sale Agreement

Schedule II

LOCATION OF EACH ORIGINATOR

Originator Location

Triumph Group, Inc.	555 E. Lancaster Avenue, Suite 400, Radnor, PA 19087
Triumph Actuation Systems – Connecticut, LLC	175 Addison Rd, Windsor, CT 06095
Triumph Actuation Systems, LLC	4520 Hampton Road, Clemmons, NC 27012
Triumph Controls, LLC	205 Church Road, North Wales, PA 19454
Triumph Gear Systems – Macomb, Inc.	15375 23 Mile Road, Macomb, MI 48042
Triumph Actuation Systems – Valencia, Inc.	28150 W. Harrison Parkway, Valencia, CA 91355
Triumph Thermal Systems, LLC	200 Railroad Street, Forest, OH 45843
Triumph Gear Systems, Inc.	6125 Silver Creek Drive, Park City, UT 84098
Triumph Insulation Systems, LLC	1754 Carr Rd, Ste 103, Calexico, CA 92231-9509
Triumph Engine Control Systems, LLC	1 Charter Oak Boulevard, West Hartford, CT 06133
Triumph Actuation Systems – Yakima, LLC	2720 W. Washington Avenue, Yakima, WA 98903

782050220 25792734	Schedule II-1	Second Amended and Restated Purchase and Sale Agreement

Schedule III

LOCATION OF BOOKS AND RECORDS OF ORIGINATORS

Originator	Location of Books and Records
Triumph Actuation Systems – Connecticut, LLC	175 Addison Rd, Windsor, CT 06095
DBA Triumph Aerospace Systems – Seattle	Oakridge Business Park, 17945 NE 65th Street, Suite 200, Redmond, WA 98052
Triumph Actuation Systems, LLC	4520 Hampton Road, Clemmons, NC 27012
Triumph Controls, LLC	205 Church Road, North Wales, PA 19454
Triumph Gear Systems – Macomb, Inc.	15375 23 Mile Road, Macomb, MI 4802
Triumph Actuation Systems - Valencia, Inc.	28150 W. Harrison Parkway, Valencia, CA 91355
Triumph Thermal Systems, LLC	200 Railroad Street, Forest, OH 45843
Triumph Gear Systems, Inc.	6125 Silver Creek Drive, Park City, UT 84093
Triumph Insulation Systems, LLC	C. El Rey del Desierto 66, El Sahuaro Mexicali, B.C., 21395 Mexico
Triumph Engine Control Systems, LLC	1 Charter Oak Boulevard, West Hartford, CT 06133
Triumph Actuation Systems – Yakima, LLC	2720 W. Washington Avenue, Yakima, WA 98903

782050220 25792734	Schedule III-1	Second Amended and Restated Purchase and Sale Agreement

Schedule IV

TRADE NAMES

Legal Name	Trade Names
Triumph Group, Inc.	Not Applicable
Triumph Receivables, LLC	Not Applicable
Triumph Actuation Systems – Connecticut, LLC	Triumph Aerospace Systems – Seattle
Triumph Actuation Systems, LLC	Not Applicable
Triumph Controls, LLC	Not Applicable
Triumph Gear Systems – Macomb, Inc.	Not Applicable
Triumph Actuation Systems – Valencia, Inc.	Not Applicable
Triumph Thermal Systems, LLC	Not Applicable
Triumph Gear Systems, Inc.	Not Applicable
Triumph Insulation Systems, LLC	Not Applicable
Triumph Engine Control Systems, LLC	Not Applicable
Triumph Actuation Systems – Yakima, LLC	Not Applicable

782050220 25792734	Schedule IV-1	Second Amended and Restated Purchase and Sale Agreement

Schedule V

ACTIONS/SUITS

None.

782050220 25792734	Schedule V-1	Second Amended and Restated Purchase and Sale Agreement

Schedule VI

NOTICE ADDRESS FOR EACH ORIGINATOR

TRIUMPH ACTUATION SYSTEMS – CONNECTICUT, LLC

175 Addison Rd

Windsor, CT 06095

Attention: President

Telephone: 860-242-5568, x101

Facsimile: 860-242-0943

TRIUMPH ACTUATION SYSTEMS, LLC

4520 Hampton Road

Clemmons, NC 27012

Attention: President

Telephone: 336-766-9036

Facsimile: 336-766-9040

TRIUMPH CONTROLS, LLC

205 Church Road

North Wales, PA 19454

Attention: President

Telephone: 215-616-9366

Facsimile: 215-699-6573

TRIUMPH GEAR SYSTEMS – MACOMB, INC.

15375 23 Mile Road

Macomb, MI 48042

Attention: President

Telephone: 586-781-2800

Facsimile: 586-781-0152

TRIUMPH ACTUATION SYSTEMS – VALENCIA, INC.

28150 W. Harrison Parkway

Valencia, CA 91355

Attention: President

Telephone: 661-295-1015

Facsimile: 661-295-1058

782050220 25792734	Schedule VI-1	Second Amended and Restated Purchase and Sale Agreement

TRIUMPH THERMAL SYSTEMS, LLC

200 Railroad Street

Forest, OH 45843

Attention: President

Telephone: 419-273-2511

Facsimile: 419-273-3285

TRIUMPH GEAR SYSTEMS, INC.

6125 Silver Creek Drive

Park City, UT 84098

Attention: President

Telephone: 435-649-1900

Facsimile: 435-649-5023

TRIUMPH INSULATION SYSTEMS, LLC

1754 Carr Rd

Ste 103

Calexico, CA 92231-9509 Attention: President

Attention: President

Telephone: (949) 250-4999

Facsimile: (949) 261-8384

TRIUMPH ENGINE CONTROL SYSTEMS, LLC

555 E. Lancaster Avenue

Suite 400

Radnor, PA 19087

Attention: General Counsel

Telephone: (610) 251-1000

Facsimile: (610) 251-1556

TRIUMPH ACTUATION SYSTEMS – YAKIMA, LLC

555 E. Lancaster Avenue

Suite 400

Radnor, PA 19087

Attention: General Counsel

Telephone: (610) 251-1000

Facsimile: (610) 251-1556

782050220 25792734	VI-2	Second Amended and Restated Purchase and Sale Agreement

Exhibit A

FORM OF PURCHASE REPORT

Originator:	[Name of Originator]

Purchaser:	TRIUMPH RECEIVABLES, LLC

Payment Date:

1.	Outstanding Balance of Receivables Purchased:

2.	Fair Market Value Discount:

1/{1 + [(Prime Rate x Days’ Sales Outstanding]}
365

Where:

Prime Rate = __________

Days’ Sales Outstanding = __________

3.	Purchase Price (1 x 2) = $ __________

782050220 25792734	Exhibit A-1	Second Amended and Restated Purchase and Sale Agreement

Exhibit B

COMPANY NOTE

New York, New York
_________, 20__

FOR VALUE RECEIVED, the undersigned, TRIUMPH RECEIVABLES, LLC, a Delaware limited liability company (the “Company”), promises to pay to [________________], a [______________] (“Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Company from Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of Servicer.

1. Purchase and Sale Agreement. This Company Note is one of the Company Notes described in, and is subject to the terms and conditions set forth in, that certain Second Amended and Restated Purchase and Sale Agreement, dated as of June 30, 2025 (as the same may be amended, supplemented, amended and restated or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), among the Company, the Originator, and the various entities listed thereto as Originators. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Company and the Originator.

2. Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Purchase and Sale Agreement and in Exhibit I to the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement). In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.

“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Facility Termination Date.

“Senior Interests” means, collectively, (i) all accrued Discount on the Purchased Interest, (ii) the fees referred to in Section 1.5 of the Receivables Purchase Agreement, (iii) all amounts payable pursuant to Sections 1.7 or 6.4 of the Receivables Purchase Agreement, (iv) the Aggregate Capital and (v) all other obligations of the Company and the Servicer that are due and payable, to (a) the Purchasers, the Purchaser Agents, the Administrator and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Indemnified Party or Affected Person arising in connection with the Receivables Purchase Agreement, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest and Discount accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the

782050220 25792734	Exhibit B-1	Second Amended and Restated Purchase and Sale Agreement

rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.

“Senior Interest Holders” means, collectively, the Purchasers, the Administrator and the Indemnified Parties and Affected Persons.

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

3. Interest. Subject to the Subordination Provisions set forth below, the Company promises to pay interest on this Company Note as follows: to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid, the aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the rate of interest publicly announced from time to time by MUFG Bank, Ltd., as its “base rate”, “reference rate” or other comparable rate, as determined by the Servicer.

4. Interest Payment Dates. Subject to the Subordination Provisions set forth below, the Company shall pay accrued interest on this Company Note on each Payment Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Payment Date at the time of such principal payment.

5. Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year.

6. Principal Payment Dates. Subject to the Subordination Provisions set forth below, payments of the principal amount of this Company Note shall be made as follows:

(a) The principal amount of this Company Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Purchase and Sale Agreement; and

(b) The entire remaining unpaid Purchase Price of all Receivables purchased by the Company from Originator pursuant to the Purchase and Sale Agreement shall be paid on the Final Maturity Date.

Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Company Note may be prepaid by, and in the sole discretion of the Company, on any Business Day without premium or penalty.

7. Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.

8. Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by applicable law, the Company agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by Originator in seeking to collect any amounts payable hereunder which are not paid when due.

782050220 25792734	Exhibit B-2	Second Amended and Restated Purchase and Sale Agreement

9. Subordination Provisions. The Company covenants and agrees, and Originator and any other holder of this Company Note (collectively, Originator and any such other holder are called the “Holder”), by its acceptance of this Company Note, likewise covenants and agrees on behalf of itself and any holder of this Company Note, that the payment of the principal amount of and interest on this Company Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:

(a) No payment or other distribution of the Company’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Company Note except to the extent such payment or other distribution is (i) permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Company Note;

(b) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Company, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company or any sale of all or substantially all of the assets of the Company other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before Originator shall be entitled to receive and to retain any payment or distribution in respect of this Company Note. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this Company Note to which Holder would be entitled except for this clause (b) shall be made directly to the Administrator (for the benefit of the Senior Interest Holders); (ii) Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Company Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrator (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) Holder hereby irrevocably agrees that Administrator (acting on behalf of the Purchasers), may in the name of Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of Holder relating to this Company Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;

(c) In the event that Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever, in respect of this Company Note, other than as expressly permitted by the terms of this Company Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by Holder to the Administrator (for the benefit of the Senior Interest Holders) forthwith. Holder will mark its books and records so as clearly to indicate that this Company Note is subordinated in accordance with the terms hereof. All payments and distributions received by the Administrator in respect of this Company Note, to the extent received in or converted into cash, may be applied by the Administrator (for the

782050220 25792734	Exhibit B-3	Second Amended and Restated Purchase and Sale Agreement

benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Company Note, and any balance thereof shall, solely as between Originator and the Senior Interest Holders, be applied by the Administrator (in the order of application set forth in Section 1.4(d) of the Receivables Purchase Agreement) toward the payment of the Senior Interests; but as between the Company and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;

(d) Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Company Note, while any Bankruptcy Proceedings are pending Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. If no Bankruptcy Proceedings are pending, Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Company Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement;

(e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of Holder, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Company Note is intended to or shall impair, as between the Company, its creditors (other than the Senior Interest Holders) and Holder, the Company’s obligation, which is unconditional and absolute, to pay Holder the principal of and interest on this Company Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of Holder and creditors of the Company (other than the Senior Interest Holders);

(f) Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Company, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Company Note or any rights in respect hereof or (ii) convert this Company Note into an equity interest in the Company, unless Holder shall, in either case, have received the prior written consent of the Administrator;

(g) Holder shall not, without the advance written consent of the Administrator and Purchaser, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Company until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;

(h) If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions

782050220 25792734	Exhibit B-4	Second Amended and Restated Purchase and Sale Agreement

shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

(j) Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k) Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l) These Subordination Provisions constitute a continuing offer from the holder of this Company Note to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrator may proceed to enforce such provisions on behalf of each of such Persons.

10. General. No failure or delay on the part of Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Company Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and Holder and (ii) all consents required for

782050220 25792734	Exhibit B-5	Second Amended and Restated Purchase and Sale Agreement

such actions under the Transaction Documents shall have been received by the appropriate Persons.

11. Maximum Interest. Notwithstanding anything in this Company Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise be payable under this Company Note would exceed the Highest Lawful Rate, or if the holder of this Company Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under this Company Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Company under this Company Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by Originator under this Company Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to Originator on any date shall be computed at Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Originator would be less than the amount of interest payable to Originator computed at Originator’s Maximum Permissible Rate, then the amount of interest payable to Originator in respect of such subsequent interest computation period shall continue to be computed at Originator’s Maximum Permissible Rate until the total amount of interest payable to Originator shall equal the total amount of interest which would have been payable to Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12. Governing Law. THIS COMPANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

13. Captions. Paragraph captions used in this Company Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Company Note.

782050220 25792734	Exhibit B-6	Second Amended and Restated Purchase and Sale Agreement

IN WITNESS WHEREOF, the Company has caused this Company Note to be executed as of the date first written above.

TRIUMPH RECEIVABLES, LLC

By:

Name:
Title:

782050220 25792734	Exhibit B-7	Second Amended and Restated Purchase and Sale Agreement

Exhibit C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of ___________, 20___ (this “Agreement”) is executed by__________, a [corporation] organized under the laws of __________ (the “Additional Originator”), with its principal place of business located at __________.

BACKGROUND:

A. Triumph Receivables, LLC, a Delaware limited liability company (the “Company”) and the various entities from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Second Amended and Restated Purchase and Sale Agreement, dated as of June 30, 2025 (as amended, restated, supplemented or otherwise modified through the date hereof, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”).

B. The Additional Originator desires to become an Originator pursuant to Section 4.3 of the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:

Section 1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Purchase and Sale Agreement or in the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement).

Section 2. Transaction Documents. The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Sale Agreement and each of the other relevant Transaction Documents. From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 4.3 of the Purchase and Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Purchase and Sale Agreement and all other Transaction Documents. The Additional Originator hereby acknowledges that it has received copies of the Purchase and Sale Agreement and the other Transaction Documents.

Section 3. Representations and Warranties. The Additional Originator hereby makes all of the representations and warranties set forth in Article V (to the extent applicable) of the Purchase and Sale Agreement as of the date hereof (unless such representations or warranties relate to an earlier date, in which case as of such earlier date), as if such representations and warranties were fully set forth herein. The Additional Originator hereby represents and warrants that its location (as defined in the applicable UCC) is [____________________], and the offices where the Additional Originator keeps all of its Records and Related Security is as follows:

782050220 25792734	Exhibit C-1	Second Amended and Restated Purchase and Sale Agreement

Section 4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any otherwise applicable conflicts of law principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). This Agreement is executed by the Additional Originator for the benefit of the Company, and its assigns, and each of the foregoing parties may rely hereon. This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns.

[Signature Pages Follow]

782050220 25792734	Exhibit C-2	Second Amended and Restated Purchase and Sale Agreement

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF ADDITIONAL ORIGINATOR]

By:

Name:
Title:

Consented to:

TRIUMPH RECEIVABLES, LLC

By:

Name:
Title:

Acknowledged by:

MUFG BANK, LTD.,
as Administrator

By:

Name:
Title:

[PURCHASER AGENTS]

By:

Name:
Title:

TRIUMPH GROUP, INC.,
as a Performance Guarantor

By:

782050220 25792734	Exhibit C-3	Second Amended and Restated Purchase and Sale Agreement

Name:
Title:

TITAN BW BORROWER L.P.,
as a Performance Guarantor

By:

Name:
Title:

782050220 25792734	Exhibit C-4	Second Amended and Restated Purchase and Sale Agreement